UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2020

Menlo Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38356	45-3757789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

520 U.S. Highway 22, Suite 204

Bridgewater, New Jersey 08807

(Address of principal executive offices, including Zip Code)

(800) 755-7936

(Registrant’s telephone number, including area code)

200 Cardinal Way, 2nd Floor
Redwood City, California 94063

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MNLO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Introductory Note

On March 9, 2020 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of November 10, 2019, as amended on December 4, 2019 (as amended, the “Merger Agreement”), by and among Menlo Therapeutics Inc. (“Menlo” or the “Company”), Foamix Pharmaceuticals Ltd., a company organized under the laws of Israel (“Foamix”), and Giants Merger Subsidiary Ltd., a direct, wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into Foamix, with Foamix surviving as a wholly owned subsidiary of the Company (the “Merger”).

Item 1.01     Entry into a Material Definitive Agreement

CSR Agreement

On the Closing Date, Menlo and American Stock Transfer & Trust Company, LLC entered into a Contingent Stock Rights Agreement (the “CSR Agreement”) governing the terms of the contingent stock rights (the “CSRs”) received by Foamix’s shareholders. Pursuant to the CSR Agreement, each CSR will become convertible upon the occurrence of the following triggering events (and upon certain triggering events will entitle its holder to receive from Menlo a number of shares of Menlo common stock, par value $0.0001 per share (the “Menlo Common Stock”)):

(A)	If the top-line primary endpoint results of one or both of the Phase III double-blinded, placebo-controlled trials for the treatment of pruritus associated with prurigo nodularis, referenced by Protocol Numbers MTI-105 (United States) and MTI-106 (Europe) (each, a “Phase III PN Trial”) (the “Efficacy Determination”) reports that Serlopitant Significance (as defined in the Merger Agreement) was achieved in both Phase III PN Trials on or before May 31, 2020, then each CSR will be terminated and the holders thereof will not be entitled to additional shares of Menlo Common Stock;

(B)	If the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined on or before May 31, 2020 in the other Phase III PN Trial, then each CSR will be converted into 0.6815 shares of Menlo Common Stock, resulting in an effective exchange ratio in the Merger of 1.2739 shares of Menlo Common Stock for each Foamix Share (as defined below); and

(C)	If the Efficacy Determination reports that Serlopitant Significance was not achieved in either of the Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then each CSR will be converted into 1.2082 shares of Menlo Common Stock, resulting in an effective exchange ratio in the Merger of 1.8006 shares of Menlo Common Stock for each Foamix Share.

No fractional shares of Menlo Common Stock will be issued upon the conversion of the CSRs, and former Foamix shareholders will receive cash in lieu of fractional shares, as specified in the CSR Agreement.

If the CSRs become convertible, each person holding a Foamix restricted stock unit award immediately prior to the Effective Time (as defined below) will get additional Menlo restricted stock unit awards based on the additional shares that each Foamix Share will get upon conversion of a CSR. Similarly, if the CSRs become convertible post-closing, then the Menlo board of directors (the “Board”) will make equitable adjustments to the exercise price per share of and the number of shares of Menlo common stock that are subject to Menlo options that were issued in exchange for Foamix options on the Closing Date. Each Foamix warrant assumed by Menlo on the Closing Date will become exercisable for (in addition to the number of Menlo shares issuable based on the Exchange Ratio (as defined in Item 2.01 below) multiplied by the number of Foamix Shares underlying the warrant immediately prior to the Closing Date) one CSR for each Foamix share that the holder of such Foamix warrant would have been entitled to receive had such Foamix warrant been exercised prior to the Closing Date.

The CSRs are not transferable except under certain limited circumstances, will not be evidenced by a certificate or other instruments and will not be registered or listed for trading. The CSRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Menlo, Foamix or any of their affiliates.

There can be no assurance that Serlopitant Significance will be achieved in either of the Phase III PN Trials.

The foregoing description of the CSR Agreement does not purport to be complete and is qualified in its entirety by reference to the CSR Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Credit Facility

As previously disclosed by Foamix, in connection with entering into the Merger Agreement, Foamix also entered into a Waiver and Consent to Credit Agreement and Guaranty (the “Waiver Agreement”) among Foamix, Foamix Pharmaceuticals Inc., a Delaware corporation (the “Borrower”), the lenders party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the lenders (the “Administrative Agent”), relating to the Credit Agreement and Guaranty, dated as of July 29, 2019 (the “Credit Agreement”). Pursuant to the Waiver Agreement, the lenders under the Credit Agreement, among other things, (i) granted consent to Foamix’s entry into the Merger Agreement and waived events of default under the Credit Agreement that would result therefrom and (ii) granted consent to the consummation of the transactions set forth under the Merger Agreement and waived certain events of default under the Credit Agreement as would result therefrom, subject, in each case, to satisfaction of certain closing conditions as specified therein (including amendments to the Credit Agreement and other applicable loan documents so as to ensure that Menlo becomes a guarantor and an obligor under the Credit Agreement and grants a first priority security interest in substantially all of Menlo’s assets).

Accordingly, on the Closing Date, Menlo, Foamix, the Borrower, the Administrative Agent and the lenders party thereto (the “Lenders”) amended and restated the existing Credit Agreement pursuant to that certain Amended and Restated Credit Agreement and Guaranty (the “Amended Credit Agreement”). As a result of entering into the Amended Credit Agreement, Menlo (along with Foamix and the Borrower) is an obligor and a guarantor of the Borrower’s indebtedness obligations under the Amended Credit Agreement and in that regard has granted a first-priority lien on substantially all of its assets (subject to limited exceptions).

The Amended Credit Agreement provides a senior secured delayed draw term loan facility (the “Credit Facility”) to the Borrower in an aggregate principal amount of up to $50 million, of which $35 million remains outstanding as of the Closing Date. The Borrower will be permitted to borrow an additional $15 million before September 30, 2020 provided that the Borrower achieves certain revenue targets set forth in the Amended Credit Agreement. The Credit Facility will mature on July 29, 2024 (the “Maturity Date”).

Interest Rate

As set forth in the Amended Credit Agreement, any outstanding principal amount of the loans accrue interest monthly at a rate equal to the sum of (i) 8.25% (subject to increase in accordance with the terms of the Amended Credit Agreement) (the “Applicable Margin”) plus (ii) the greater of (x) the one-month LIBOR and (y) two and three-quarters percent (2.75%).

No scheduled repayments of the principal amount outstanding under the Amended Credit Agreement is required to be made prior to July 2023. Thereafter, on each payment date prior to the scheduled Maturity Date, the Borrower is required to make a payment on the loans in an amount equal to one and one half percent (1.5%) of the aggregate principal amount of the loans outstanding on July 29, 2023.

Representations, Warranties, Covenants and Events of Default

The Amended Credit Agreement contains certain representations and warranties, affirmative covenants, negative covenants, financial covenants, and conditions that are customarily required for similar financings. The negative covenants, among other things and subject to certain exceptions contained in the Amended Credit Agreement, include limitations on the ability of each of Menlo, Foamix, the Borrower, and the Subsidiary Guarantors regarding incurring additional indebtedness, granting liens, entering into mergers or acquisitions, making investments, paying dividends and entering into transactions with affiliates. In addition, Menlo and its subsidiaries (including Foamix) on a consolidated basis must (i) at all times maintain a minimum aggregate cash balance of $2.5 million and (ii) as of the last day of each fiscal quarter commencing on the fiscal quarter ending September 30, 2020, receive a minimum net revenue for the trailing 12-month period in amounts set forth in the Amended Credit Agreement, which range from $10.5 million for the fiscal quarter ending September 30, 2020 to $109.5 million for the fiscal quarter ending June 30, 2024.

The Amended Credit Agreement also contains certain customary Events of Default which include, among others, non-payment of principal, interest, or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material contracts, certain regulatory-related events and events constituting a Change of Control (as defined in the Amended Credit Agreement). The occurrence of an Event of Default could result in, among other things, the declaration that all outstanding principal and interest under the loans are immediately due and payable in whole or in part.

Other Related Matters

The foregoing summary of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020.

The representations, warranties, and covenants contained in the Amended Credit Agreement and related documentation were made solely for purposes of such documents and as of specific dates, were made solely for the benefit of the parties to the applicable documents, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Amended Credit Agreement and such other documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. The Company’s stockholders are not third-party beneficiaries under the foregoing agreements and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Menlo, Foamix, the Borrower, or any of its Subsidiary Guarantors or other affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the documents, which subsequent information may or may not be fully reflected in the Company’s public disclosure.

Item 2.01      Completion of Acquisition or Disposition of Assets

The disclosures under the Introductory Note are incorporated herein by reference.

At the effective time of the Merger (the “Effective Time”), each ordinary share, par value NIS 0.16 per share, of Foamix (“Foamix Shares”) issued and outstanding immediately prior to the Effective Time was deemed transferred under Israeli law to the Company in exchange for the right to receive (i) 0.5924 (the “Exchange Ratio”) of a share of Menlo Common Stock and (ii) one CSR, which is subject to the terms and conditions of the CSR Agreement described above (collectively, the “Merger Consideration”). No fractional shares of Menlo Common Stock were issued in the Merger, and former Foamix shareholders are entitled to receive cash in lieu of any such fractional shares.

Also, at the Effective Time, each Foamix option and Foamix restricted stock unit award that was outstanding immediately prior to the Effective Time was assumed by the Company. Each Foamix restricted stock unit award was converted into a restricted stock unit award relating to Menlo Common Stock (an “Adjusted RSU Award”) and has the same terms and conditions as applied to the Foamix restricted stock unit award immediately prior to the Effective Time. The Adjusted RSU Award will settle in the number of shares of Menlo Common Stock equal to the product obtained by multiplying (i) the number of Foamix Shares subject to the Foamix restricted stock unit award immediately prior to the Effective Time by (ii) the Exchange Ratio. Additionally, at the Effective Time, each Foamix option was converted into an option to purchase Menlo Common Stock (an “Adjusted Option”) with the same terms and conditions as applied to the Foamix option immediately prior to the Effective Time; however, the Adjusted Option covers a number of shares of Menlo Common Stock equal to the product of (i) the number of Foamix Shares subject to the Foamix option immediately prior to the Effective Time and (ii) the Exchange Ratio, and has an exercise price per share equal to the quotient of (i) the exercise price per Foamix Share subject to such Foamix option immediately prior to the Effective Time divided by (ii) the Exchange Ratio.

Also, at the Effective Time, each warrant to purchase Foamix Shares has been assumed by the Company and converted into a warrant that upon its exercise will entitle the holder to receive such number of shares of Menlo Common Stock and CSRs that the holder of such warrant would have been entitled to receive had such warrant been exercised prior to the Effective Time (each such warrant, a “Menlo Warrant”). Promptly following the conversion of each CSR into shares of Menlo Common Stock or alternatively the termination of the CSRs, in each case in accordance with the terms of the CSR Agreement, each Menlo Warrant will be amended and restated in accordance with its terms to reflect that such warrant will no longer be exercisable for CSRs but instead will entitle the holder to receive upon the exercise of such warrant, such number of additional shares of Menlo Common Stock, if any, that the CSRs which the holder was entitled to receive upon exercise of the Menlo Warrant would have converted had they been issued to such holder prior to the date on which the CSRs converted into shares of Menlo Common Stock.

Upon completion of the Merger, approximately 36.6 million shares of Menlo Common Stock were issued by the Company as consideration for the Merger in respect of issued and outstanding Foamix Shares and immediately after completion of the Merger, there were approximately 61.1 million shares of Menlo Common Stock outstanding.

The issuance of Menlo Common Stock in connection with the Merger, as described above, was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-4 (File No. 333- 235351), filed with the Securities and Exchange Commission (the “SEC”) and declared effective on January 7, 2020.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement that was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2019, and the full text of the amendment to the Merger Agreement that was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2019, each of which is incorporated herein by reference. The foregoing description of each Menlo Warrant does not purport to be a complete description and is qualified in its entirety by reference to the full text of the form of Menlo Warrant, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a Registrant

The information included under the heading “Credit Facility” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03      Material Modification to the Rights of Security Holders

The information set forth in Items 2.01 and 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01      Changes in Control of Registrant

The information set forth in the Introductory Note and Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

In accordance with the Merger Agreement, on March 9, 2020, immediately prior to the Effective Time, each of the directors of the Company, other than Elisabeth Sandoval, resigned from the Board. Following such resignations and effective as of the Effective Time, Steve Basta was reappointed as a director of the Company and the following individuals, all of whom were directors of Foamix prior to the Merger, were appointed to the Board: Sharon Barbari and Rex Bright, as directors whose terms expire at the Company’s 2020 annual meeting of stockholders; David Domzalski and Stanley Hirsch, as directors whose terms will expire at the Company’s 2021 annual meeting of stockholders; and Anthony Bruno, as a director whose term will expire at the Company’s 2022 annual meeting of stockholders. Mr. Basta’s and Ms. Sandoval’s term will expire at the Company’s 2022 annual meeting of stockholders.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Executive Officers and Directors of the Company

In accordance with the Merger Agreement, on March 9, 2020, immediately prior to the Effective Time, (i) Mr. Basta resigned as President, Chief Executive Officer and Principal Executive Officer, (ii) Kristine Ball resigned as Senior Vice President, Corporate Strategy, Chief Financial Officer and Principal Financial and Accounting Officer, (iii) Paul Kwon resigned as Chief Scientific Officer, and (iv) Paul Berns, Ted Ebel, David McGirr and Scott Whitcup resigned from the Board and any respective committee of the Board to which they belonged, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Appointment of Certain Officers of the Company

In accordance with the Merger Agreement, on March 9, 2020, the Board appointed the following officers of the Company, effective immediately after the Effective Time:

David Domzalski (age 53) is the Company’s Chief Executive Officer and also serves as a director. From July 2017 until the Closing Date, Mr. Domzalski served as the Chief Executive Officer of Foamix. He also served as a director of Foamix beginning in January 2018. Mr. Domzalski’s tenure with Foamix began in April 2014 and previously served as President of its U.S. subsidiary. Previously, Mr. Domzalski was the Vice President of Sales and Marketing at LEO Pharm Inc. from 2009 to 2013. Mr. Domzalski holds a B.A. in economics and political science from Muhlenberg College, Allentown, Pennsylvania.

Ilan Hadar (age 50) is the Company’s Chief Financial Officer. From February 2014 until the Closing Date, Mr. Hadar served as the Chief Financial Officer of Foamix. He also served as Foamix’s Israel Country Manager beginning in July 2017. Mr. Hadar holds a B.A. in business administration and economics and an M.B.A. from The Hebrew University of Jerusalem.

Mutya Harsch (age 45) is the Company’s General Counsel and Chief Legal Officer. From January 2019 until the Closing Date, Ms. Harsch served as the General Counsel and Chief Legal Officer of Foamix. She previously served as Foamix’s General Counsel and Senior Vice President of Legal Affairs from January 2018 to January 2019. Ms. Harsch has over 19 years of legal experience, previously holding positions as Special Counsel, Mergers & Acquisitions at Cooley LLP from 2015 to 2017 and as a corporate lawyer at Davis Polk & Wardwell from 2005 to 2015. Ms. Harsch received her J.D. and B.A. from the University of California at Berkeley.

Iain Stuart, Ph.D. (age 47) is the Company’s Chief Scientific Officer. From January 2019 until the Closing Date, Dr. Stuart served as the Chief Scientific Officer of Foamix. Dr. Stuart previously served as Foamix’s Senior Vice President of Research & Development from August 2017 to January 2019 and as Vice President of Clinical Development from October 2016 to 2017. Prior to joining Foamix, Dr. Stuart held several positions, including Vice President of Medical Strategy and Scientific Affairs at LEO Pharma, Inc. from 2008 to 2016. Dr. Stuart holds a Ph.D. from Glasgow Caledonian University in Scotland.

Matthew Wiley (age 48) is the Company’s Chief Commercial Officer. From November 2018 until the Closing Date, Mr. Wiley served as the Chief Commercial Officer of Foamix. Mr. Wiley has more than 20 years of commercial experience across a broad range of specialty pharmaceutical categories. Prior to joining Foamix, Mr. Wiley held several positions of increasing responsibility at Jazz Pharmaceuticals from 2012 to 2018, including as Vice President of Marketing and Business Unit Lead for the company’s sleep disorder portfolio. He holds a B.A. in English from Syracuse University.

Appointment of Non-Employee Directors of the Company

In accordance with the Merger Agreement, on March 9, 2020, effective immediately after the Effective Time, the following individuals were appointed to the Board as non-employee directors:

Stanley Hirsch, D.Phil. (age 62) served as a director of Foamix from February 2005 until the Closing Date and as its chairman since May 2016. Dr. Hirsch has over 30 years of experience in executive positions, including director of business development for a privately held group of healthcare companies. He has also served as general manager of two diagnostics development companies. Dr. Hirsch has served as Chief Executive Officer of FuturaGene Ltd. and its predecessor company, CBD Technologies Ltd., since 1995, and has also held the position of General Manager of Portman Pharmaceutical Industries. Since the acquisition of FuturaGene Plc by Suzano Pulp and Paper, a Brazilian industrial public corporation in July 2010, he has held a position equivalent to a vice president at Suzano. Dr. Hirsch currently serves as chairman of the board of directors of OWC Pharmaceutical Research Corp, a position he has held since July 2017. Dr. Hirsch holds a D. Phil. in Cell Biology and Immunology from Oxford University, England.

Rex Bright (age 79) served as a director of Foamix from September 2014 until the Closing Date. Mr. Bright is currently retired, but previously held chief executive officer positions in the health care industry for over 20 years. Mr. Bright was the co-founder and Chief Executive Officer of SkinMedica, a specialty pharmaceutical business that was later acquired by Allergan in 2012. Mr. Bright also held executive positions for Johnson & Johnson and GlaxoSmithKline. Mr. Bright previously served as a director of RestorGenex Corporation until 2016 when the company was acquired. Mr. Bright holds a B.A. in Business Administration and Marketing from Drury University.

Anthony Bruno (age 63) served as a director of Foamix from November 2018 until the Closing Date. Mr. Bruno also served as a strategic advisor to Foamix from 2014 until August 2018. Mr. Bruno is currently retired. He previously served as a strategic consultant to various healthcare-focused investment funds from 2011 to January 2018 and was employed at Warner Chilcott from 2000 to 2011, most recently as Executive Vice President, with responsibility for all business development activities including product acquisitions and divestitures as well as licensing agreements. Mr. Bruno also spent 16 years at Warner Lambert, holding several positions of increasing strategic responsibility. Mr. Bruno began his legal career as an associate with Shearman & Sterling. Mr. Bruno holds a B.A. in Political Science from Syracuse University, and a J.D. from The George Washington University Law School.

Sharon Barbari (age 65) served as a director of Foamix from January 2019 until the Closing Date. She is currently retired. She previously served as the Executive Vice President of Finance and Chief Financial Officer of Cytokinetics Inc. from July 2009 to July 2017, and prior to then, she served as Senior Vice President of Finance and Chief Financial Officer from September 2004 through June 2009. From September 2002 to August 2004, Ms. Barbari served as Chief Financial Officer and Senior Vice President of Finance and Administration of InterMune, Inc., a biopharmaceutical company. From January 1998 to June 2002, she served at Gilead Sciences, Inc., a biopharmaceutical company, and held several positions of increasing responsibility including most recently as its Vice President and Chief Financial Officer. Ms. Barbari has served on the board of directors of Sonoma Pharmaceuticals, Inc. since March 2014. Ms. Barbari received a B.S. in Accounting from San Jose State University.

Appointment of Directors of Foamix

In accordance with the Merger Agreement, on March 9, 2020, effective immediately after the Effective Time, Ilan Hadar and Mutya Harsch were appointed to the board of directors of Foamix as directors.

Item 8.01. Other Events.

Tax Rulings

Under applicable tax laws of Israel, any consideration to Foamix's shareholders and beneficiaries of equity-based compensation is subject to withholding tax obligations.

On March 5, 2020, Foamix obtained a ruling from the Israeli tax authority under which all shareholders, registered and others, other than shareholders and beneficiaries of equity-based compensation, that beneficially own 5% or more of Foamix’s share capital shall be exempt from any Israeli tax withholding, with no further action required by them. The consideration to the owners of equity based compensation is or shall be governed by a separate customary tax ruling(s).

On March 8, 2020, Foamix obtained a ruling from the Israeli tax authority under which all non-Israeli equity award holders shall be exempt from any Israeli tax withholding on their consideration subject to the completion of a tax declaration form, as provided in the tax ruling.

On March 9, 2020, Foamix obtained a ruling from the Israeli tax authority under which two shareholders that beneficially own more than 5% of Foamix’s share capital, shall be exempt from any Israeli tax withholding on their consideration.

Press Release

On March 9, 2020, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Change of Address of Principal Executive Office

The Company has changed its principal executive office address to 520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The required financial statements for the transaction described in Item 1.01 of this Current Report on Form 8-K will be filed as soon as practicable and no later than the required filing date.

(b) Pro Forma Financial Information

The required pro forma financial information for the transaction described in Item 1.01 of this Current Report on Form 8-K will be filed as soon as practicable and no later than the required filing date.

(d) Exhibits

The following exhibits are filed herewith.

Exhibit No.	Description
4.1	Form of Warrant, by and among Menlo Therapeutics Inc. and certain warrant holders of Foamix Pharmaceuticals Ltd.
10.1	Contingent Stock Rights Agreement, dated as of March 9, 2020, by and between Menlo Therapeutics Inc. and American Stock Transfer & Trust Company, LLC.
99.1	Press release, dated March 9, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENLO THERAPEUTICS INC.

Date: March 9, 2020	By:	/s/ Mutya Harsch
Mutya Harsch
Chief Legal Officer and General Counsel